Exhibit 4.5

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated February 18, 2020

Section 1. Definitions

Unless the context clearly requires otherwise, where used in the Plan, the words and phrases hereinafter defined shall have the following meanings:

a. Committee shall mean the Organization and Compensation Committee of the Board of Directors of PSEG.

b. Common Stock shall mean the common stock (without par value) of PSEG.

c. Eligible Employee shall mean (i) any active Represented Employee of an Employer who has completed one (1) year of service and has attained the age of eighteen (18) years, or (ii) any active Non-Represented Employee of an Employer who has attained age 18.

d. Employee shall mean an individual employed by an Employer who is receiving remuneration for services provided to the Employer other than (i) solely as a director of an Employer, (ii) as a consultant, (iii) as an independent contractor, (iv) as an individual who is a “leased employee” within the meaning of the IRC, or (v) any other individual engaged by an Employer in a relationship that the Employer characterizes as other than an employment relationship.

e. Employer shall mean PSEG and any Participating Affiliate.

f. Enrollment Form shall mean the form, which may be in electronic format, as may be designated by the Committee pursuant to which an Eligible Employee will authorize a specified dollar amount or a specific percentage of his/her base pay to be withheld from his or her pay or sick benefits to be paid over for the purchase of shares of Common Stock under the Plan.

g. Independent Agent shall mean an agent independent of PSEG and its affiliates selected by PSEG to make open market purchases of Common Stock on behalf of Participants. The Independent Agent can be the Record-Keeper.

h. IRC shall mean the Internal Revenue Code of 1986, as amended, and shall be deemed to include all official guidance thereunder.

i. Investment Date shall mean (i) for shares purchased directly from PSEG: the last business day of the quarter, and (ii) for shares purchased by the Independent Agent in the open market: the last day on which shares are purchased during the applicable Investment Period.

j. Investment Period shall mean, with respect to purchases of Common Stock made on the open market, the period commencing not earlier than the fifteenth day of the month in which such open market purchases are to be made and ending no later than the last business day of such month during which period the Independent Agent shall make purchases for Participants under the Plan.

k. Non-Represented Employee shall mean any Employee not included in a unit of Employees covered by a collective bargaining agreement.

l. Participating Affiliate shall mean any organization within the controlled group of corporations (as defined in the IRC) within which PSEG is a member and which (i) adopts the Plan with the approval of PSEG’s Board of Directors, (ii) authorizes PSEG’s Board of Directors to act for it in all matters arising under or with respect to the Plan, and (iii) complies with such other terms and conditions relating to the Plan as may be imposed by PSEG’s Board of Directors.

m. Participants shall mean those Eligible Employees who are currently having payroll deductions made for the purchase of Common Stock under the Plan.

n. Plan shall mean this Public Service Enterprise Group Incorporated Employee Stock Purchase Plan.

o. PSEG shall mean Public Service Enterprise Group Incorporated, a New Jersey corporation.

p. Record-keeper shall mean the record-keeper selected by the Committee.

q. Represented Employee shall mean any Employee included in a unit of Employees covered by a collective bargaining agreement.

Section 2. The Plan

The Plan provides a method for Eligible Employees to purchase shares of Common Stock at a discount from the market price. Shares of Common Stock acquired under the Plan for accounts of Participants will be purchased either (a) directly from PSEG or (b) in the open market by an Independent Agent selected by PSEG. Shares of Common Stock will be purchased with Participants’ funds made available by payroll deduction, if elected by the Participant, reinvestment of dividends on shares of Common Stock purchased for Participants and held for their accounts under the Plan, together with an amount equal to the applicable purchase price discount.

Section 3. Eligibility

Participation in the Plan is open to all Eligible Employees of Employers.

Section 4. Enrollment

An Eligible Employee may enroll in the Plan at any time utilizing the Record-keeper’s on-line enrollment process. Through the enrollment process, the Participant will authorize the Participant’s Employer to withhold a specified dollar amount or a specific percentage of his/her base pay from a Participant’s pay or sick benefits each pay period and to use such payroll deductions to purchase shares of Common Stock for the Participant’s account. Enrollment in the Plan shall be effective, and payroll deductions shall commence, as soon as practical after the on-line enrollment process is completed.

Once enrolled in the Plan, a Participant shall remain in the Plan until the Participant withdraws from the Plan, the Participant’s enrollment is terminated under Section 10 or the Plan is terminated under Section 15. After withdrawing or being terminated from the Plan, an Eligible Employee may re-enroll in the Plan at any time by completing a new enrollment process as provided above.

A Participant may change the amount of his/her payroll deductions under the Plan at any time via the Record-keeper’s on-line system, indicating the new amount of deduction. The change in amount of deduction shall be effective as soon as practicable following completion of the process.

Section 5. Limit on Payroll Deductions

A Participant may authorize payroll deductions to be made each pay period in any amount up to 10% of the Participant’s base pay, but not less than $5 a week for those on weekly payroll and $10 every two weeks for those on a biweekly payroll. A request by a Participant to reduce payroll deductions below such minimum will be deemed to be a request to withdraw from the Plan.

Section 6. Purchases of Stock

PSEG will have sole discretion as to whether Common Stock purchased under the Plan will be purchased directly from it. PSEG will notify the Independent Agent prior to the commencement of the Investment Period for which the Independent Agent will be required to purchase shares for the Plan in the open market. Purchases of Common Stock not directly made from PSEG may be made by the Independent Agent on any securities exchange on which shares of Common Stock are traded or in negotiated transactions.

On the Open Market. Amounts deducted from Participants’ pay or sick benefits and an amount equal to the purchase price discount shall be transmitted to PSEG by each such Participant’s respective Employer. Similarly, the Record-keeper will transmit to PSEG any dividends to be reinvested in shares of Common Stock held for the accounts of Participants under the Plan. PSEG shall forward these amounts to the Independent Agent. The Independent Agent shall apply all such amounts to the purchase of shares of Common Stock at any time or times, at the sole discretion of the Independent Agent, during the applicable Investment Period. The last date during an Investment Period on which shares are so acquired by the Independent Agent (Investment Date) is the date as of which such shares will be credited to Participants’ accounts.

Directly from PSEG. Amounts deducted from Participants’ pay or sick benefits and an amount equal to the purchase price discount will be transmitted to PSEG by each such Participant’s respective Employer. Similarly, the Record-keeper will transmit to PSEG any dividends to be reinvested in shares of Common Stock held for the accounts of Participants under the Plan. PSEG shall, on the Investment Date, apply all such amounts to the purchase of new issue shares of Common Stock.

Purchases of shares of Common Stock under the Plan may be made only through payroll deductions and, if elected by the Participant, the reinvestment of dividends on shares held for the account of Participants under the Plan. Shares purchased shall be allocated to Participants’ accounts as full shares and fractional shares to three decimal places on the basis of Participants’ payroll deductions and, if elected by the Participant, reinvested dividends.

Under no circumstances will Common Stock purchased under the Plan be bought back from a Participant or the Independent Agent by PSEG or by any Employer.

Section 7. Cost of Stock Purchased

On the Open Market. The cost to each Participant of the Common Stock purchased with Participant contributions on the open market for the Participant’s account under this Plan shall be 95% for Represented Employees and 90% for Non-Represented Employees (or such other percentage as may be authorized by the Committee pursuant to Section 14 of the Plan) of the weighted average price paid by the Independent Agent for all shares purchased during the applicable Investment Period. The cost to each Participant of the Common Stock purchased with reinvested dividends on the open market shall be 100% (or such other percentage as may be authorized by the Committee pursuant to Section 14 of the Plan) of the weighted average price paid by the Independent Agent for all shares purchased during the applicable Investment Period.

Directly from PSEG. The cost to each Participant of the Common Stock purchased with Participant contributions directly from PSEG for the Participant’s account under the Plan will be 95% for Represented Employees and 90% for Non-Represented Employees (or such other percentage as may be authorized by the Committee pursuant to Section 14 of the Plan) of the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on the applicable Investment Date. The cost to each Participant of the Common Stock purchased reinvested dividends directly from PSEG for the Participant’s account under the Plan will be 100% (or such other percentage as may be authorized by the Committee pursuant to Section 14 of the Plan) of the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on the applicable Investment Date.

Each Employer will pay its respective costs of administering the Plan, including payment to PSEG or to the Independent Agent, as the case may be, on behalf of Participants of an amount equal to the applicable discount, but not including any expenses of sale incurred in (i) sales of shares held in the Plan or (ii) making cash distributions to Participants representing fractional shares held for their account. Brokerage commissions associated with the purchase of shares of Common Stock on the open market under the Plan will be paid by each respective Employer. All payments made on behalf of Participants by their respective Employer will be reported to the Internal Revenue Service as taxable income to such Participants. No interest will be paid on payroll deductions or dividends being held for the purchase of shares of Common Stock under the Plan.

Section 8. Sale of Stock; Withdrawal of Shares from the Plan

Shares of Common Stock purchased under the Plan for the account of Participants, either by payroll deductions or, if elected by the Participant, by the reinvestment of dividends, shall be held by the Record-keeper in its name, or in the name of its nominee, for the account of Participants. A Participant may at any time following the end of the third month after the applicable Investment Date, by notice to the Record-keeper prescribed by the Committee utilizing the Record-keeper’s on-line process, request or the sale of any number of full shares of Common Stock held for the Participant’s account under the Plan or the transfer of shares held in the Participant’s account to the Participant. Any such sale or transfer shall be made as soon as practicable.

Following any such sale at the Participant’s request, a cash payment representing proceeds of sale based on the current market price at time of sale, less any related brokerage commission and transfer tax, shall be made to the Participant.

Certificates or book-entry forms of ownership evidencing shares purchased for a Participant under the Plan will be issued only in the name of the Participant.

Transfers of full shares shall be issued only upon request by the Participant to the Record-keeper or upon termination of the Plan. Transfers of fractional shares shall not be made nor will fractional shares be sold under any circumstances. For payments made representing fractional shares held for the account of a Participant upon withdrawal or termination from the Plan, or upon termination of the Plan, see Sections 10 and 15.

A Participant’s rights under the Plan may not be transferred, assigned or pledged during the Participant’s lifetime. Shares held for the account of a Participant under the Plan may not be pledged as collateral.

Section 9. Dividends

A Participant shall receive cash for all dividends on all shares of Common Stock held for him/her under the Plan by the Record-keeper unless the Participant elects to have the dividends applied to the purchase of full and fractional shares of Common Stock. A Participant may change his/her dividend election at any time via the Record-keeper’s on-line system. The change in dividend treatment shall be effective as soon as practicable following completion of the process.

Section 10. Withdrawal

A Participant may withdraw from the Plan at any time by notifying the Record-keeper in such form as prescribed by the Committee that the Participant wishes to withdraw or by reducing authorization for payroll deductions below the required minimum contribution. Any such withdrawal shall be effective as soon as practicable after receipt of the request to withdraw. A Participant’s enrollment in the Plan shall terminate automatically upon death, termination of employment, retirement or upon commencement of a leave of absence of more than one month without pay (unless the Participant makes arrangements with his/her Employer to continue monthly payments) and payroll deductions shall cease as soon as practicable.

Following such any such withdrawal or termination, the Participant may request that sale or transfer of shares held for the account of the Participant be made. Cash payment of any uninvested dividends and payroll deductions will also be made to Participants upon their withdrawal or termination from the Plan or upon termination of the Plan.

Section 11. Reports to Participants

As soon as practicable after the close of each calendar quarter, the Record-keeper shall provide each Participant with a statement of account showing the share transactions in the Participant’s account for that quarter, the cost thereof and the balance of shares held for the Participant’s account under the Plan. Each Participant shall also receive income tax information annually relating to all transactions in Common Stock under the Plan, dividends received and such other information that may be distributed to PSEG stockholders generally.

Section 12. Voting of Shares

A Participant shall receive a proxy and copies of all soliciting material furnished by PSEG to its stockholders in connection with any meeting of stockholders or consent sought in lieu of a meeting. If the proxy is returned properly signed and marked for voting, all of the full and fractional shares of Common Stock held in the Participant’s account will be voted as marked. If no direction as to voting is received, the Record-keeper shall vote such shares to the extent permitted by, and in accordance with, applicable law and the Record-keeper’s policies.

Section 13. Subscription Rights, Stock Dividends and Stock Splits

If, during the course of the Plan, PSEG should grant to the holders of its Common Stock rights to subscribe to an issue or issues of securities of PSEG, any such rights attaching to the shares of Common Stock held by the Record-keeper under the Plan shall be distributed to Participants. However, rights shall be issued for the number of full shares only and rights based on a fraction of a share held in a Participant’s account will be sold and the net proceeds will be applied to the purchase of Common Stock for the account of the Participant on the next Investment Date.

Stock dividends on shares held in a Participant’s account under the Plan and Common Stock issued upon any split of such shares, shall be credited to the Participant’s account.

Section 14. Administration

The Committee shall administer the Plan. The Committee shall have full discretionary authority to interpret the Plan and to answer all questions which may arise concerning the application, administration and interpretation of the Plan. The Committee shall adopt such rules and procedures as in its opinion are necessary or advisable to administer the Plan and to transact its business.

The Committee may, without further action by the Board of Directors, at its discretion change the amount of discount applicable to purchases of shares of Common Stock under the Plan as long as such discount does not exceed 15% of the applicable purchase price for such shares.

The Record-keeper shall keep a continuing record of each Participant’s account under the Plan, send quarterly statements of account to Participants and perform for Participants other duties relating to the Plan. Common Stock purchased under the Plan will be registered in the name of PSEG, or its nominee, as administrator for Participants in the Plan.

PSEG’s Board of Directors may change the administrator, the Independent Agent or the Record-keeper in its discretion. The Committee may change the Independent Agent or the Record-keeper in its discretion.

The Committee may delegate its authority (other than with respect to interpretation of the Plan, the determination of the amount of discount applicable to share purchases or changing the Record-keeper) as it deems appropriate.

Section 15. Termination and Amendment

The Plan may be terminated at any time by action of PSEG’s Board of Directors. Any such termination shall be effective on an Investment Date. Upon termination, distribution of all full shares held for the account of each Participant shall be made to the Participant and a cash payment representing the weighted average market value of any fractional shares held for the account of the Participant, determined as of the Date of Termination, less the expenses of any sale necessary to make such cash payment, shall be made to the Participant.

PSEG may also modify, suspend or amend the Plan at any time by action of its Board of Directors. All Participants will receive notification of any such modification, suspension or amendment.

No amendment or termination of the Plan shall impair any rights which shall have accrued under the Plan or deprive any Participant of the equivalent in cash or other benefits of the contributions of the Participant under the Plan.

Section 16. Effective Date

The Plan was originally adopted in 1986. The effective date of the amendment and restatement of the Plan shall be February 18, 2020.